Exhibit 4.6

MYnd ANALYTICS, INC.

Amended and Restated 2012 Omnibus Incentive Compensation Plan

NQSO

Stock Option Award Certificate

This Stock Option Award Certificate (the “Award Certificate”) memorializes the grant by MYnd ANALYTICS, INC. (the “Company”) to [                                         ] (“Grantee”) of an option (the “Option”) to purchase all or any part of the number of Shares of Common Stock of the Company indicated below (the “Underlying Shares,” with such Shares once issued being referred to herein as “Option Shares”) at the Exercise Price per share indicated.

Number of Shares Underlying Options (“Underlying Shares”):	[ ]

Grant Date:	[ ]

Term:	10 years from Grant Date

Exercise Price/Share:	[ ]

General. This Option has been granted pursuant to the terms of the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan (the “Plan”). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Award Certificate but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Options, the Grantee hereby agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.

Vesting and Exercisability. Subject to such further limitations as are provided in the Plan and as set forth herein, the Option shall become vested and exercisable on the dates and at the Exercise Price set forth above, for the cumulative number of Underlying Shares as follows:

Date Option Becomes Vested and Exercisable

Options vest on the [ ] of every month evenly over [__] months, beginning on [ , 201 ].

Notwithstanding the vesting schedule above, if the Grantee has a Termination of Affiliation prior to the final vesting date due to the Grantee’s death, Disability or retirement after attaining age 65, the Option shall be vested and exercisable for the cumulative number of Option Shares equal to the number of Underlying Shares multiplied by a fraction, the numerator of which is the number of whole months that have elapsed from the Grant Date through the Grantee’s Termination of Affiliation, and the denominator of which is the number of whole months between the Grant Date and the final vesting date. For avoidance of doubt, retirement after attaining age 65 means the Grantee’s Termination of Affiliation after having attained age 65 for any reason other than termination by the Company for Cause (as defined below).

Notwithstanding the vesting schedule above, this Option shall become 100% vested upon a Change in Control of the Company (as defined below).

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For purposes of this Award Certificate, a “Change of Control” means either:

(a)     the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	any person (or group of persons acting together) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control under this clause (i) shall not be deemed to occur as a result of any redemption, repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding;

(ii)	any person (or group of persons acting together) acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(iii)	the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(iv)	the acquisition by a person (or a group of persons acting together) during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from the Company that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(b)     the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change of Control of the Company unless such transaction or series of related transactions qualify as a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

Exercise of Option. During the Term of this Option (or prior to such earlier date provided in Section 4 below), the Grantee may exercise this Option to the extent then vested and exercisable by delivering a written Option exercise notice to the Corporate Secretary of the Company on a form approved or provided by the Committee along with full payment of the Exercise Price (in any manner permitted under Section 6.5(a) through (e) of the Plan) and the amount needed to satisfy applicable tax withholding requirements in accordance with Section 6 below. The exercise notice shall indicate the Grantee’s election to purchase some or all of the Underlying Shares with respect to which this Option is vested and exercisable at the time of such notice. The Option may not be exercised for any fractional shares.

Termination of Affiliation. Except as the Committee may otherwise expressly provide, or as may otherwise be expressly provided in any agreement between the Company and the Grantee, if the Grantee has a Termination of Affiliation with the Company and all of its Affiliates, the period within which the Grantee may exercise this Option may be subject to earlier termination as set forth below:

f)	Termination of Affiliation Due to Death or Disability. If the Grantee’s Termination of Affiliation occurs by reason of such Grantee’s death or Disability, this Option may be exercised, to the extent exercisable on the date of such termination, by the Grantee or by the Grantee’s legal representative or legatee for a period of twelve (12) months from the date of such termination or until the expiration of the Term of this Option, if earlier.

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g)	Termination of Affiliation Due to Retirement. If the Grantee has a Termination of Affiliation for any reason other than for Cause (as defined below) after the Grantee has attained age 65, this Option may be exercised, to the extent exercisable on the date of such termination, by the Grantee for a period of twenty-four (24) months from the date of such termination or until the expiration of the Term of this Option, if earlier.

h)	Termination for Cause. If the Grantee has a Termination of Affiliation for Cause, all Options (unvested and vested) shall terminate immediately.

For purposes of this Award Certificate, “Cause” means any of the following:

7.	the Grantee’s commission of a felony or other crime, which has a material detrimental impact on the financial interests of the Company or any Affiliate, the operations of the Company or any Affiliate or the reputation of the Company or any Affiliate;

8.	the Grantee’s commission of any act involving fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company or an Affiliate;

9.	the Grantee’s failure to fulfill, in any material respect, his duties and responsibilities (other than by reason of death, illness or disability) to the Company or its Affiliates;

10.	the Grantee’s willful or intentional violation of any established lawful policy of the Company or any Affiliate which has a material detrimental impact on the financial interests of the Company or any Affiliate, the operations of the Company or any Affiliate or the reputation of the Company or any Affiliate;

11.	the Grantee’s breach of the terms of any agreement with the Company or any Affiliate, including without limitation, any agreement relating to intellectual property, confidentiality, non-competition, non-solicitation, non-disparagement and the like; or

12.	any fraud, gross negligence, intentional misconduct, or intentional wrongful act or omission on the part of the Grantee that was a material factor contributing to the Company restating all or a portion of the Company’s financial statements in a manner that is detrimental to the interests of the Company or its shareholders.

i)	Other Termination. If the Grantee’s Termination of Affiliation occurs for any reason other than death or Disability or Cause, this Option may be exercised, to the extent exercisable on the date of such termination, by the Grantee for a period of thirty (30) days from the date of termination or until the expiration of the Term of this Option, if earlier.

j)	Treatment of Unvested Options on Termination of Affiliation. Any portion of this Option that is not exercisable on the date of the Grantee’s Termination of Affiliation for any reason shall terminate immediately and be null and void and of no further force and effect, unless the Committee exercises its discretion within thirty (30) days after the Grantee’s Termination of Affiliation to accelerate the vesting and cause all or any portion of such unvested Options to become exercisable following the Grantee’s Termination of Affiliation.

Status of Option. This Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Code.

Tax Withholding. Upon exercise of any Options hereunder (a “Taxable Event”), the Grantee must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state and local withholding (including FICA) tax requirements relating to such Taxable Event. The Committee may require the Grantee to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) delivering to the Company unencumbered Shares of Common Stock having a Fair Market Value equal to the amount of the withholding obligation, (iii) authorizing the Company to withhold from the Option Shares purchased upon exercise of this Option a number of Shares of Common Stock having a Fair Market Value equal to the amount of the withholding obligation; or (iv) withholding from compensation otherwise payable to the Grantee. The Company will not deliver to the Grantee certificates for any Shares of Common Stock otherwise deliverable to the Grantee as a result of the exercise of this Option unless the Grantee remits (or in appropriate cases agrees to remit) all withholding tax requirements relating to the Taxable Event.

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Miscellaneous.

f)	Adjustments. The number of Underlying Shares and the Exercise Price shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee’s rights with respect to this Option to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.2(a) of the Plan. Any such adjustment shall be made in accordance with Section 4.2(a) of the Plan.

g)	Binding Agreement; Written Amendments. This Award Certificate shall be binding upon the heirs, executors, administrators and successors of the Grantee and the Company. No amendment or alteration of this Award Certificate which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Award Certificate which may materially impair the rights of the Grantee with respect to the Options granted hereunder shall be valid unless expressed in a written instrument executed by the Grantee.

h)	No Promise of Service. The Options granted hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of, non-employee consultant to, or Non-Employee Director of the Company or any Affiliate for any period of time, or at any particular rate of compensation.

i)	Governing Law. The validity, construction, and effect of this Award Certificate shall be determined in accordance with the laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

j)	Shareholder Rights. The Grantee shall not have any rights with respect to any Shares (including voting rights) underlying the Options granted herein prior to the exercise of this Option and purchase of Option Shares in accordance with the provisions herein.

Signatures on Next Page

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IN WITNESS WHEREOF, MYnd ANALYTICS, INC. has caused this Award Certificate to be executed by its officer thereunto duly authorized.

MYnd ANALYTICS, INC.

By:
	Name:	Paul Buck
	Title	: Chief Financial Officer

Acceptance by Optionee and certification as to the representations and warranties contained on the page “Representations and Warranties of Optionee”:

By:
Name: [ ]
Title: [ ]

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Representations and Warranties of Optionee.

Optionee hereby represents and warrants to the Company as follows:

1.8. Previous Relationship. Optionee, by reason of Optionee’s business or financial experience or financial experience of Optionee’s financial advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect Optionee’s own interests in connection with the transaction.

1.9. Access to Information. Optionee has had an opportunity to receive and review all documents and information that it considers material to Optionee’s receipt of the Option and to ask questions of and receive satisfactory answers from the Company, or a person or persons acting on the Company’s behalf, concerning the Company and the terms and conditions of the option grant, and all such questions have been answered to the full satisfaction of Optionee.

1.10.       Knowledgeable and Sophisticated Investor. Optionee is a sophisticated investor with such knowledge and experience in financial and business matters and investments in restricted securities of an early stage company that Optionee is capable of evaluating the merits and risks of acquiring the Options.

1.11.       No Representations. Optionee acknowledges that neither the Company nor any officer, director, employee, agent or representative of the Company have made any representations or warranties of any kind to Optionee including representations regarding future revenues, earnings or profits of the Company, the future value of the shares underlying the Options, the future capitalization of the Company, the occurrence or timing of any public offering by the Company, the amount of future business that may be transacted by the Company or otherwise. Optionee further understands that the Company’s success in achieving its goals and objectives in the future and implementing its business plan cannot be predicted and is subject to numerous factors not within the control of the Company. Optionee is not acquiring the Options based upon representations, oral or written, by any person with respect to the future value of, or income from, the Options or the shares lying thereunder, or the length of time that Optionee will be required to remain as the owner of the Option and the shares lying thereunder but rather upon an independent examination and judgment as to the prospects of the Company.

1.12.       Investment Intent. Optionee is acquiring the Options for investment, for Optionee’s own account, and with no present intention of reselling, directly or indirectly participating in any distribution of or otherwise disposing of the Options or the shares underlying the Option.

1.13.       Investor Status. Optionee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

1.14.       No General Solicitation. Optionee acknowledges that the Options were not offered to Optionee by means of general solicitations, publicly disseminated advertisements or sales literature.

BY SIGNING ACCEPTANCE OF THIS AGREEMENT, THE OPTIONEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN AND CERTIFIES THAT THE ABOVE REPRESENTATIONS AND WARRANTIES ARE TRUE, CORRECT AND COMPLETE.

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